Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2019 Financial Results

-- Management to Host Conference Call at 4:30 p.m. ET Today --

MONROVIA, Calif., Feb. 24, 2020 -- Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases, today reported financial results for the fourth quarter and full year ended December 31, 2019 and provided a review of recent business and clinical highlights.

“Throughout 2019 we made important progress advancing and expanding our portfolio. At ASH, we presented initial data from the ongoing Phase 1 study of plamotamab in patients with B cell malignancies, in which our CD20 x CD3 bispecific antibody demonstrated that it was generally well tolerated with encouraging clinical activity in early dose-escalation cohorts. We also entered into a broad co-development partnership to develop and commercialize novel IL-15 cytokines including XmAb24306, resumed enrollment in our Phase 1 study of XmAb14045 in patients with AML and initiated two Phase 1 studies evaluating bispecific antibodies engineered to promote tumor-selective T-cell activation in patients with advanced solid tumors,” said Bassil Dahiyat, Ph.D., president and chief executive officer at Xencor. “This past year we also strengthened our senior management team with key appointments in business development, regulatory affairs and legal counsel, and Dr. Allen Yang joined us as chief medical officer in December. Together, these additions allow us to execute more productively on all our corporate priorities, including the continued advancement of our clinical candidates and ongoing efforts to identify additional successful business partnerships for our XmAb® technologies and candidates.”

Dr. Dahiyat added, “We are building on this momentum in 2020. Today, our clinical-stage portfolio of bispecific antibodies and cytokines includes five wholly owned candidates and two being co-developed with partners. Several partners are now advancing novel XmAb bispecifics in the clinic, as well. This year, we look forward to reporting initial clinical results for our first two solid tumor programs, XmAb18087 and XmAb20717; accelerating the clinical development of our hematology programs as we select dose and schedule for their next studies; and presenting preclinical data from several XmAb 2+1 bispecific antibodies and cytokine programs.”

Recent Business and Clinical Highlights

XmAb14045: XmAb14045 is a CD123 x CD3 bispecific antibody being evaluated through a Phase 1 study in patients with relapsed or refractory acute myeloid leukemia and other CD123-expressing hematologic malignancies. In 2020, Xencor plans to initiate additional clinical studies evaluating XmAb14045, pending alignment with Xencor’s co-development partner, Novartis.

Plamotamab: Plamotamab (XmAb13676) is a CD20 x CD3 bispecific antibody being evaluated through a Phase 1 study in patients with B-cell malignancies. In December 2019, initial data from the Phase 1 study, presented at the American Society of Hematology (ASH) Annual Meeting, indicated that in early dosing cohorts, plamotamab was generally well tolerated, with safety events being mild-to-moderate in severity, and demonstrated encouraging clinical activity. Dose escalation and optimization of dosing schedule, using a priming dose and step-up regimen, are ongoing, and Xencor plans to initiate additional studies for plamotamab.

XmAb24306: Xencor’s initial cytokine candidate, XmAb24306, is an IL15/IL15Rα-Fc fusion protein that incorporates Xencor’s Xtend™ extended half-life technology. IL-15 is a highly active cytokine, or immune signaling protein, that stimulates the expansion and activation of natural killer (NK) cells and cytotoxic T cells with reduced regulatory T cell activation compared to IL-2. Xencor's IL-15 cytokine platform provides a more druggable version of IL-15 with potentially superior tolerability, slower receptor-mediated clearance and a prolonged half-life, and is intended for development with a wide range of combination agents due to its proposed mechanism of activating tumor-killing immune cells. In February 2019, Xencor entered into a collaboration with Genentech to co-develop and commercialize IL-15 candidates, including XmAb24306. The IND for XmAb24306 was submitted by Genentech in 2019 and has been allowed by the U.S. Food and Drug Administration (FDA). Genentech plans to initiate a Phase 1 study for XmAb24306 in 2020.

Select Partnered Programs: Xencor’s partners provide late-stage development capabilities, have a successful track record of developing or commercializing programs or have a portfolio of programs for potential combination with Xencor’s bispecific antibody or cytokine programs. Additionally, the plug-and-play nature of XmAb technologies enables selective access for licensees with limited effort or resources by Xencor.

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Tafasitamab: In December 2019, MorphoSys submitted a Biologics License Application (BLA) to the FDA for tafasitamab (MOR208/XmAb5574) for the treatment of patients with relapsed or refractory diffuse large B cell lymphoma (r/r DLBCL). Tafasitamab was initially developed by Xencor and incorporates an XmAb Cytotoxic Fc Domain to enhance its anti-tumor activity. Xencor is eligible to receive regulatory milestones on continued development of tafasitamab in addition to sales milestones and royalties on net sales of approved products that range from high-single to low-double digit percentages.

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AIMab7195 (XmAb7195): In February 2020, Xencor granted Aimmune Therapeutics an exclusive worldwide license to develop and commercialize the investigational humanized monoclonal antibody XmAb7195, which has been renamed AIMab7195. Aimmune will be solely responsible for costs related to the development of AIMab7195 and initially plans to develop AIMab7195 as an adjunctive treatment with its pipeline of oral immunotherapies to explore treatment outcomes in patients with food allergies. Xencor received an upfront payment of $5 million in cash and $5 million in Aimmune stock, and is eligible to receive clinical development, regulatory and commercialization milestones and royalties on net sales of approved products that range from high-single digit to mid-teen percentages.

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GS-9722: In January 2020, Xencor and Gilead Sciences entered into a technology license agreement under which Gilead will access Xencor’s Xtend™ extended half-life and Cytotoxic XmAb Fc technologies for developing and commercializing GS-9722, Gilead’s first-in-class effector-enhanced broadly neutralizing anti-HIV antibody, which is currently in Phase 1 clinical development, as well as up to three additional anti-HIV antibodies. Xencor received an upfront payment of $6 million and is eligible to receive milestones and royalties for the successful development and commercialization of these products.

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AMG 509: AMG 509 is Amgen’s STEAP1 x CD3 XmAb 2+1 bispecific antibody, developed under Xencor’s Amgen collaboration, being developed for patients with prostate cancer. In the fourth quarter of 2019, the IND for AMG 509 was allowed by the FDA, and Xencor received a $5 million milestone payment.

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Novartis XmAb Bispecific Antibody: In December 2019, Novartis dosed the first patient in a Phase 1 study of an undisclosed XmAb bispecific antibody candidate that was developed under Xencor’s Novartis collaboration, and Xencor received a $10 million milestone payment.

Corporate: In December 2019, Xencor appointed Allen Yang, M.D., Ph.D., as senior vice president and chief medical officer. Dr. Yang is responsible for leading development strategy and overseeing clinical operations for Xencor’s portfolio of bispecific antibody and cytokine candidates. Xencor also announced the appointment of Dagmar Rosa-Bjorkeson to its Board of Directors.

Fourth Quarter and Full Year Ended December 31, 2019 Financial Results

Cash, cash equivalents and marketable securities totaled $601.3 million as of December 31, 2019, compared to $530.5 million on December 31, 2018. The 2019 year-end cash balance reflects total upfront and milestone payments from partners of $155 million received during the year, net of spending on operations.

Revenues for the fourth quarter ended December 31, 2019 were $3.5 million, compared to $11.6 million for the same period in 2018. Revenues for full year 2019 were $156.7 million, compared to $40.6 million in 2018. Revenues in the three-month period ended December 31, 2019 were earned primarily from Alexion royalties, compared to revenues from the same period in 2018, which were primarily milestone payments received from Alexion. Total revenues earned in 2019 were higher than 2018, primarily due to revenue earned from Xencor’s Genentech, Astellas, Alexion, Amgen and Novartis collaborations in 2019, compared to revenue earned from Alexion in 2018.

Research and development expenditures for the fourth quarter ended December 31, 2019 were $27.3 million, compared to $27.1 million for the same period in 2018. Research and development expenditures were $118.6 million for the full year ended December 31, 2019, compared to $97.5 million in 2018. Research and development spending for the fourth quarter and full year ended December 31, 2019 was greater than expenditures incurred over comparable periods in 2018, primarily due to increased spending on Xencor’s bispecific antibody and cytokine candidates and technologies.

General and administrative expenses for the fourth quarter ended December 31, 2019 were $6.7 million, compared to $5.5 million in the same period in 2018. General and administrative expenses were $24.3 million in the full year 2019, compared to $22.5 million in 2018. Additional spending on general and administration for the full year ended December 31, 2019 over the comparable period in 2018 reflects increased facility, staffing, and spending on intellectual property.

Non-cash, share based compensation expense for the year ended December 31, 2019 was $31.9 million, compared to $20.5 million for the year ended December 31, 2018.

Net loss for the fourth quarter ended December 31, 2019 was $26.9 million, or $(0.47) on a fully diluted per share basis, compared to a net loss of $18.2 million, or $(0.32) on a fully diluted per share basis, for the same period in 2018. For the full year ended December 31, 2019, net income was $26.9 million, or $0.46 on a fully diluted per share basis, compared to a net loss of $70.4 million, or $(1.31) on a fully diluted per share basis, for the full year ended December 31, 2018. The loss for the three months ended December 31, 2019 over the loss reported for the same period in 2018 is primarily due to lower revenue reported in the three months ended December 31, 2019, while the income reported for the year ended December 31, 2019 compared to the loss reported over the same period in 2018 is primarily due to additional collaboration and milestone revenue recognized in excess of additional spending on research and development during the year ended December 31, 2019.

The total shares outstanding were 56,902,301 as of December 31, 2019, compared to 56,279,542 as of December 31, 2018.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations into 2024. Xencor expects to end 2020 with between $500 million and $550 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these fourth quarter and full year 2019 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or +1 (224) 357-2393 for international callers and referencing conference ID number 7281589. A live webcast of the conference call will be available online from the Investors section of the Company's website at www.xencor.com. The webcast will be archived on the company's website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of cancer and autoimmune diseases. Currently, 15 candidates engineered with Xencor's XmAb® technology are in clinical development internally and with partners. Xencor's XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. For more information, please visit www.xencor.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including, but not limited to, the quotations from Xencor's president and chief executive officer and any expectations relating to Xencor's financial expectations and business, the timing and success of clinical trials, future product candidates, Xencor's research and development programs, partnering efforts and capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor's public securities filings. For a discussion of these and other factors, please refer to Xencor's annual report on Form 10-K for the year ended December 31, 2019 as well as Xencor's subsequent filings with the Securities and Exchange Commission. All forward-looking statements are based on Xencor's current information and belief as well as assumptions made by Xencor. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Xencor undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof, except as required by law.

Contacts

Charles Liles

626-737-8118

cliles@xencor.com

Media Contact

Jason I. Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Xencor, Inc.
Condensed Balance Sheets
(in thousands)
	December 31,	December 31,
	2019	2018

Assets
Current assets
Cash and cash equivalents	$50,312	$26,246
Short-term marketable securities	479,470	268,115
Accounts receivable	21,574	10,187
Income tax receivable	502	804
Other current assets	6,547	10,375
Total current assets	558,405	315,727

Property and equipment, net	15,805	11,813
Long-term marketable securities	71,526	236,108
Intangible assets, net	14,421	11,969
Income tax receivable	402	804
Right of use asset	9,380	—
Other assets	311	311
Total assets	$670,250	$576,732

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$19,184	$13,459
Current portion of deferred revenue	45,205	40,079
Current portion of lease liability	2,169	—
Current potion of deferred rent	—	315
Total current liabilities	66,558	53,853

Lease liabilities, net of current portion	8,565	—
Deferred rent, net of current portion	—	1,198
Deferred revenue, net of current portion	1,926	—
Total liabilities	77,049	55,051

Stockholders’ equity	593,201	521,681

Total liabilities and stockholders’ equity	$670,250	$576,732

Xencor Inc.
Condensed Statements of Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Revenues	$3,516	$11,564	$156,700	40,603

Operating expenses:
Research and development	27,340	27,130	118,590	97,501
General and administrative	6,749	5,517	24,286	22,472
Total operating expenses	34,089	32,647	142,876	119,973

Income (loss) from operations	(30,573)	(21,083)	13,824	(79,370)

Other income, net	3,373	2,884	13,363	8,961
Income (loss) before income expense (benefit)	(27,200)	(18,199)	27,187	(70,409)

Income tax expense (benefit)	(288)	—	312	—

Net income (loss)	(26,912)	(18,199)	26,875	(70,409)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	(274)	1,367	2,132	837
Comprehensive income (loss)	$(27,186)	$(16,832)	$29,007	(69,572)

Net income (loss) per share:
Basic net income (loss) per share	$(0.47)	$(0.32)	$0.48	$(1.31)
Diluted net income (loss) per share	$(0.47)	$(0.32)	$0.46	$(1.31)
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - basic	56,774,056	56,245,827	56,531,439	53,942,116
Weighted-average number of common shares used in net income (loss) per share applicable to common stockholders - diluted	56,774,056	56,245,827	58,467,880	53,942,116